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                                                                     Exhibit 2.1

Dated                              24   October                             1996
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                              PET CITY HOLDINGS PLC

                                     - and -

                                 PETsMART, INC.



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                                MERGER AGREEMENT
                                   relating to
                              PET CITY HOLDINGS PLC
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                             TAYLOR JOHNSON GARRETT
                                    Carmelite
                             50 Victoria Embankment
                                  Blackfriars
                                 London EC4Y ODX

                              Tel No: 0171 353 1234
                              Fax No: 0171 936 2666

                                  Ref: GAJ/PSB

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                                      INDEX


CLAUSE NO.          HEADING                                             PAGE NO.

1.                  Definitions and Interpretaiton
2.                  Share Transfer
3.                  Share exchange
4.                  Conditions
5.                  Consideration
6.                  Completion
7.                  PETsMART Obligations
8.                  Publicity
9.                  Notices
10.                 Termination
11.                 Miscellaneous
12.                 Law and Jurisdiction

SCHEDULES

1.                  Specimen explanatory letter to option holders

SIGNING PAGE

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     THIS AGREEMENT is made the 24 day of October 1996

BETWEEN

(1) PET CITY HOLDINGS PLC (registered number:2342109) whose registered office is at Block E, The Dorcan Complex, Faraday Road, Swindon SN3 5HQ ("Pet City"); and

(2) PETSMART, INC. of 10000 North 31st Street, Suite C-100, Phoenix AZ 85051, USA ("PETsMART").

AGREED TERMS

 1.  DEFINITIONS AND INTERPRETATION

 1.1 In this agreement and the schedule the following words and expressions have the meanings set out opposite them:

     "ACT" means the Companies Act 1985 as amended;

     "BUSINESS DAY" means a day (excluding Saturdays and public holidays) on which banks are open for business in London;

     "CIRCULAR" means the circular substantially in the form of the draft annexed hereto to be issued by Pet City to Pet City Shareholders regarding, inter alia, the allotment of New Pet City Shares to PETsMART pursuant to this agreement and the allotment of Consideration Common Stock to Pet City Shareholders;

     "CODE" means the City Code on Takeovers and Mergers;

     "COMPLETION" means completion of this agreement in accordance with its terms;

     "CONSIDERATION COMMON STOCK" means PETsMART Common Stock to be issued to Pet City Shareholders as consideration under the Scheme;

     "COURT" means the High Court of Justice in England and Wales;

     "COURT MEETING" means the meeting of Pet City Shareholders to be held on 22 November 1996 and to be convened by order of the Court pursuant to the Scheme;

     "EFFECTIVE DATE" means the date on which the Scheme becomes effective in accordance with its terms;

     "ENCUMBRANCE" means any charge, mortgage, lien, hypothecation, judgment, encumbrance, easement, security, title retention, preferential right, trust arrangement or any other security interest or any other agreement or arrangement having a commercial effect analogous to the conferring of security or similar right in favour of any person;

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     "EXTRAORDINARY GENERAL MEETING" means the extraordinary general meeting of
     Pet City Shareholders to be held on 22 November 1996;

     "LISTING" means the listing of the Consideration Common Stock on the Nasdaq National Market;

     "MEETINGS" means the Court Meeting and the Extraordinary General Meeting;

     "MERGER" means the proposed merger of PETsMART and Pet City pursuant to the Scheme;

     "NASDAQ NATIONAL MARKET" means the National Market System on which PETsMART Common Stock is listed and traded;

     "NEW PET CITY SHARES" means the ordinary shares of 5 pence each in the capital of Pet City to be allotted and issued to PETsMART pursuant to the Scheme;

     "PETsMART COMMON STOCK" means shares of common stock of US$0.0001 par value each in the capital of PETsMART;

     "PETsMART GROUP" means PETsMART and any subsidiary of PETsMART;

     "RECORD DATE" means close of business on the Business Day immediately preceding the Effective Date;

     "RESOLUTIONS" means the resolution to be proposed at the Court Meeting and the resolutions to be proposed at the Extraordinary General Meeting;

     "SCHEME" means the proposed scheme of arrangement under section 425 of the Act as set out in the Circular with any modification, addition or condition approved or imposed by the Court and approved by PETsMART and Pet City;

     "SHARE OPTION SCHEMES" means the Pet City 1993 Employee Share Option Scheme, the Pet City 1995 Savings-Related Share Option Scheme and the Pet City 1996 Unapproved Employee Share Option Scheme;

     "SPECIAL OPTIONS" means the arrangements under which options over Pet City Shares have been granted to F R Northcott and C G Clarke pursuant to agreements dated 9 March 1995 and 16 November 1995 respectively and the options over Pet City Shares granted to R Bunce by Pet City (ESOT Trustee) Limited;

     "EXISTING PET CITY SHARES" means the Pet City Shares, other than any Pet City Shares held by PETsMART, at the date hereof, together with any Pet City Shares (a) in issue at the close of business on the last Business Day prior to the Court Meeting (or, if such meeting shall be adjourned to a later date, on the last Business Day prior to that later date) and (b) if any, issued thereafter and prior to 5pm on the day two Business Days before the drawing up and perfecting of the court order to sanction the Scheme in respect of which the original or any subsequent holder thereof is bound by the Scheme;

     "STOCK EXCHANGE" means London Stock Exchange Limited;

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     "SUBSIDIARY" means a subsidiary company as defined in section 736 of the
     Act;

     "SUBSIDIARY UNDERTAKING" means a subsidiary undertaking as defined in the Act;

     "SUBSIDIARIES" means the wholly owned subsidiaries of Pet City, namely Pet City Limited, Pet City (ESOT Trustee) Limited and Pet City Resources Limited;

     "PET CITY GROUP" means Pet City and any subsidiary undertaking of Pet City;

     "PET CITY SHARES" means the ordinary shares of five pence each in the capital of Pet City;

     "PET CITY SHAREHOLDERS" means the holders of the Existing Pet City Shares at the Record Date other than PETsMART.

 1.2 In this agreement and the schedule:

     (a) reference to any statute or statutory provision includes a reference to that statute or statutory provision as amended, extended or re-enacted and to any regulation, order, instrument or subordinate legislation under the relevant statute or statutory provision;

     (b) reference to the singular includes a reference to the plural and vice versa;

     (c) reference to any clause, sub-clause or schedule is to a clause, sub-clause or schedule (as the case may be) of or to this agreement;

     (d)  reference to any gender includes a reference to all other genders;

     (e) references to persons include bodies corporate, unincorporated associations and partnerships and any reference to any party who is an individual is also deemed to include their respective legal personal representative(s);

     (f) references to documents in the agreed form are to documents in the form of the draft agreed between the parties and initialled by the parties for the purposes of identification.

 2.  SHARE TRANSFER

 2.1 PETsMART hereby agrees with and undertakes to Pet City that it will accept the transfer of and apply for registration as a holder of one issued share in Pet City as soon as possible after the issue of the press release announcing the Scheme.

 2.2 Pet City agrees that it will as soon as practicable procure that PETsMART shall become the registered holder of the Pet City share referred to in clause 2.1 and in any event by no later than 30 October 1996.

 3.  SHARE EXCHANGE

 3.1 Pet City agrees to instruct its registrars to despatch to Pet City Shareholders notices convening the Court Meeting (subject to obtaining the requisite court order) and the
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     Extraordinary General Meeting and, in the event of the Resolutions being passed by the requisite majorities, will apply to the Court for its sanction of the cancellation of the Existing Pet City Shares, and the issue of the New Pet City Shares to PETsMART free of any Encumbrance and credited as fully paid.

 3.2 (a) In consideration of the agreement set out in clause 3.1 PETsMART shall, subject to the Scheme becoming effective, allot to the Pet City Shareholders credited as fully paid the Consideration Common Stock on the basis of 3,214 shares of new PETsMART Common Stock for every 10,000 Existing Pet City Shares held by each Pet City Shareholder as at the Record Date and so in proportion for any other number of Pet City Shares held.

     (b) No fractions of PETsMART Common Stock will be issued to Pet City Shareholders who will instead receive cash from PETsMART in respect of their fractional entitlements. The value of such fractional entitlements shall be determined by reference to the closing price of PETsMART Common Stock on Nasdaq on the Effective Date. Pet City Shareholders will receive cheques denominated in sterling with such sterling amounts calculated by reference to the relevant amount of US dollars at the spot buying rate for the purchase of sterling as quoted by the Royal Bank of Scotland PLC at the close of business on the Effective Date.

     (c) If, in respect of any holder of Existing Pet City Shares with a registered address outside the United Kingdom, PETsMART is advised that the allotment or issue of PETsMART Common Stock pursuant to clause 2.1 of the Scheme would infringe the laws of any jurisdiction outside the United Kingdom or would require PETsMART to observe any governmental or other consent or any registration, filing or other formality, PETsMART may determine that no PETsMART Common Stock shall be allotted or issued to such holder under clause 2.1 of the Scheme but shall instead be allotted or issued to a nominee appointed by PETsMART, as trustee for such holder, on terms that the nominee shall, as soon as practicable following the Effective Date, sell the PETsMART Common Stock so allotted or issued at the best price which can reasonably be obtained and shall account by cheque for the net proceeds of such sale (after the deduction of all expenses and commissions, including any sales tax payable thereon) by sending a cheque to the holder of such Scheme Shares in accordance with the provisions of clause 2.3 of the Scheme.

 3.3 Pet City and PETsMART agree that, subject to the requirements of the Inland Revenue (where applicable) each option over Pet City Shares granted prior to the Record Date under the terms of any of the Share Option Schemes shall be dealt with in accordance with the explanatory letter to option holders pursuant to the Share Option Schemes set out in schedule 1.

 3.4 Pet City and PETsMART shall each use all reasonable endeavours to ensure that all amendments that are required to be made to the Share Option Schemes in order to facilitate options being dealt with as described in clause 3.3 are made and that (where applicable) Inland Revenue consent is obtained to such amendments and all other requisite Inland Revenue approvals granted.

 3.5 Pet City and PETsMART shall each-use all reasonable endeavours to ensure that all
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     holders of Special options agree to exchange their options over Pet City
     Shares for options over paris Common Stock of equivalent value (equivalence shall be determined in the same manner as for options exchanged under the Share Option Schemes) and that the Special Options are not exercised either in whole or in part at any time between 5pm on the day two Business Days before the drawing up and perfecting of the court order to sanction the Scheme and the Effective Date.

 4.  CONDITIONS

 4.1 The office copy of the court order sanctioning the Scheme will only be delivered for registration to the Registrar of Companies for England and Wales if the conditions specified in paragraph 2 of Appendix 1 to the explanatory statement in the Circular have been satisfied or, where applicable, waived in full. At the hearing of the petition to sanction the Scheme each party will instruct its counsel to confirm whether or not the conditions have been satisfied or (where applicable) waived and PETsMART agrees to observe the provisions of note 2 to rule 13 of the Code.

 4.2 Pet City and PETsMART undertake to use their reasonable commercial efforts to achieve satisfaction of each of the conditions referred to in clause 4.1 and, where applicable, as soon as possible following signature of this agreement. In particular, but without limitation:

     (a) subject to securing the necessary approvals at the Meetings, Pet City shall do everything within its power to secure the Court's sanction for the Scheme and shall forthwith upon Completion, subject to the satisfaction or complete waiver of the conditions referred to in clause 4.1, file the court order sanctioning the Scheme with the Registrar of Companies forthwith following the making of the same; and

     (b) PETsMART and Pet City shall do everything within their power to ensure that Listing will occur on issue of the Consideration Common Stock including, in the case of PETsMART, all legal requirements.

 4.3 If at any time any party hereto becomes aware of a matter that might prevent a condition referred to in clause 4.1 being satisfied, it shall immediately inform the other party hereto.

 4.4 If any of the conditions referred to in clause 4.1 have not been waived by PETsMART and Pet City or have not been satisfied on or before 1 February 1997 this agreement shall be terminated whereupon each party's further rights and obligations cease immediately on termination, but termination does not affect a party's accrued rights and obligations at the date of termination.

 5.  CONSIDERATION

 5.1 The consideration for the allotment to PETsMART of the New Pet City Shares shall be the capitalization of L50,000 standing to the credit of Pet City's share premium account.

 5.2 The Consideration Common Stock shall be allotted and issued credited as fully paid on the Effective Date and shall rank pari passu in all respects with the other PETsMART Common Stock then in issue.

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 6.  COMPLETION

 6.1 Completion shall take place at the offices of PETsMART's solicitors on the Effective Date.

 6.2 At Completion written resolutions of Pet City's directors (or certified Pet City board minutes) shall be delivered to PETsMART:

     (a) changing Pet City's registered office to a place nominated by PETsMART;

     (b)  removing the existing secretary of Pet City;

     (c) appointing persons nominated by PETsMART as directors and secretary of Pet City with effect from Completion;

     (d) with effect from Completion, authorising the secretary to notify the specimen signatures of the new officers of Pet City in connection with each existing mandate given by Pet City for the operation of its bank accounts.

 6.3 At Completion written resolutions of the board of directors of each Subsidiary (or certified board minutes) shall be delivered to PETsMART:

     (a) changing each Subsidiary's registered office to a place nominated by PETsMART;

     (b)  removing the existing secretary of each Subsidiary;

     (c) appointing persons nominated by PETsMART as directors and secretary of each Subsidiary with effect from Completion;

     (d) with effect from Completion, authorising the secretary of the relevant Subsidiary to notify the specimen signatures of the new officers of each Subsidiary in connection with each existing mandate given by each Subsidiary for the operation of their bank accounts.

 7.  PETSMART OBLIGATIONS

 7.1 PETsMART hereby irrevocably agrees and undertakes to Pet City (which for the purposes of this clause only is contracting on its own behalf and as trustee for the shareholders for the time being of Pet City prior to the Effective Date other than PETsMART) as follows:

     (a) that it will consent to the issue of the Circular with such modifications as have been agreed with PETsMART with references to PETsMART in the form and context in which they appear; and

     (b) that it will instruct counsel to appear on its behalf on the hearing of the petition to sanction the Scheme to undertake to the Court to be bound thereby and further undertakes to execute and do or procure to be executed and done all such documents acts and things as may be necessary or desirable to be executed or done by the purposes of giving effect to the Scheme, all of which obligations are

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

          as set out in the paragraph headed "Preliminary - (d)" in the Scheme; and

     (c) that it will deliver or procure the delivery of a legal opinion to Pet City from Cooley Godward in the agreed form on or before 30 October 1996.

 8.  PUBLICITY

     Save with the consent of both parties, there shall be no publicity relating to the Merger or to any transaction between PETsMART and Pet City until after the announcement of the Merger. Following the announcement of the Merger and prior to the Effective Date, Pet City agrees to limit any publicity regarding the Merger to that which may be required by law or as may be necessary to maintain the business of Pet City such as and including communications with employees, customers, suppliers or lenders, or as a necessary effect of satisfying any conditions to the Merger (such as may arise in connection with discussions with lenders and licensors), and Pet City agrees to jointly consult with PETsMART concerning the content of such publicity or communications. Notwithstanding the foregoing, neither party shall be prevented from publicly disclosing any information to the extent required by a court order or pursuant to the rules and regulations of a government agency or body or the rules and regulations of the Nasdaq National Market, the Stock Exchange or the Alternative Investment Market, in any case having jurisdiction over the disclosing party, or pursuant to the rules of the Code.

 9.  NOTICES

 9.1 Any notice or other written communication given under or in connection with this agreement may be delivered personally or sent by first class post (airmail if overseas) or by facsimile.

 9.2 The address for service of any party shall (in the case of a company) be its registered office marked for the attention of the managing director and (in the case of an individual) shall be his address stated in this agreement or, if any other address for service has previously been notified to the server, to the address so notified.

 9.3 Any such notice or other written communication shall be deemed to have been served:

     (a)  if personally delivered, at the time of delivery;

     (b) if posted, at the expiry of two Business Days or in the case of airmail four Business Days after it was posted;

     (c) if sent by facsimile message, at the time of transmission (if sent during normal business hours, that is 9.30 to 17.30 local time) in the place from which it was sent or (if not sent during such normal business hours) at the beginning of the same Business Day in the place from which it was sent if sent before 9.30am local time or at the beginning of the next Business Day in the place from which it was sent if sent after 17.30 local time.

 9.4 In proving such service it shall be sufficient to prove that personal delivery was made, or that such notice or other written communication was properly addressed stamped and posted or in the case of a facsimile message that an activity or other report from the sender's facsimile machine can be produced in respect of the notice or other written

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     communication showing the recipient's facsimile number and the number of pages transmitted.

10.  MISCELLANEOUS

10.1 This agreement shall so far as it remains to be performed hereafter continue in full force and effect notwithstanding Completion.

10.2 Neither party may assign the benefit or the burden of this agreement without the prior written consent of the other.

10.3 Subject to clause 8, no press or other public statement or circular shall be made or issued in connection with the subject matter of this agreement after the Effective Date unless previously approved in writing by PETsMART.

10.4 No term or provision of this agreement shall be varied or modified by any prior or subsequent statement, conduct or act of any party, except that hereafter the parties may amend this agreement only by letter or written instrument signed by all of the parties.

10.5 The headings to the clauses and any underlining in this agreement and in the schedules are for ease of reference only and shall not form any part of this agreement for the purposes of construction.

10.6 Pet City shall and shall use all reasonable endeavours to procure that any other necessary party shall execute and do all such documents acts and things as may reasonably be required on or subsequent to the Scheme becoming effective by PETsMART for securing to or vesting in PETsMART the legal and beneficial ownership of the New Pet City Shares and PETsMART shall and shall use all reasonable endeavours to procure that any other necessary party shall execute and do all such documents, acts and things as may reasonably be required on or subsequent to the Scheme becoming effective by Pet City for securing the obligations of PETsMART to Pet City under this agreement.

10.7 This agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

10.8 If at any time any term or provision in this agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any rule of law or enactment, such term or provision or part shall to that extent be deemed not to form part of this agreement, but the enforceability of the remainder of this agreement shall not be affected.

11.  LAW AND JURISDICTION

11.1 This agreement shall be governed by and construed in accordance with English law and each party to this agreement submits to the non-exclusive jurisdiction of the English courts.

11.2 Pet City and PETsMART hereby agree that any legal action or proceeding arising out of or in connection with this agreement may be brought in the High Court of Justice in England, and Pet City and PETsMART hereby irrevocably submit to the non-exclusive jurisdiction of such court in connection with any such legal action or proceedings. Pet

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     City agree that any writ, judgment or other notice of legal process in connection with any such legal action or proceedings shall be sufficiently served if delivered to it care of Osborne Clarke, Hillgate House, 26 Old Bailey, London EC4M 7HS, telephone: 0171 600 0155, fax: 0171 248 9934, for the attention of Andrew Saul. PETsMART agrees that any writ, judgment or other notice of legal process in connection with any such legal action or proceedings shall be sufficiently served if delivered to it care of Taylor Joynson Garrett, Carmelite, 50 Victoria Embankment, Blackfriars, London EC4Y 0DX, telephone: 0171 353 1234, fax: 0171 936 2666, for the attention of Gordon Jackson. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of either Pet City or PETsMART to take proceedings against the other in whatever jurisdictions shall to them seem fit, nor shall the taking of proceedings in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction.

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                                   APPENDIX I

                       CONDITIONS TO THE IMPLEMENTATION OF
                            THE SCHEME AND THE MERGER

The Merger is conditional upon the Scheme becoming effective by not later than 1 February 1997 or such later date as Pet City and PETsMART may agree and the Court shall approve.

(1)  The Scheme will become effective following:

     (a) approval by a majority in number of the holders representing three-fourths in value of the Pet City Shares present and voting, either in person or by proxy, at the Court Meeting;

     (b) the passing at the Extraordinary General Meeting of the special resolution set out in the Notice of such meeting at the end of this document; and

     (c) sanction (with or without modification) of the Scheme by the Court and an office copy of the Order of the Court being delivered to the Registrar of Companies in England and Wales for registration, and such office copy being duly registered.

(2) Pet City and PETsMART have agreed that, subject as stated in paragraph 3 below, the Merger will also be conditional upon the following matters, and, accordingly, an office copy of the Order of the Court to sanction the Scheme will only be delivered for registration to the Registrar of Companies in England and Wales if:

     (a) PETsMART is informed by Price Waterhouse LLP (having received a letter from Pet City's auditors) that it is able to issue a letter confirming that in its opinion the Merger may be accounted for as a pooling of interests under US GAAP;

     (b) since 27 July 1996, being the date to which the latest audited report and accounts of Pet City were made up, and unless otherwise publicly announced by Pet City or agreed by PETsMART to have been disclosed by Pet City, in each case prior to 25 October 1996:

          (i) no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Pet City Group is a party (whether as plaintiff or defendant or otherwise), in each case which is material and adverse in the context of the Pet City Group taken as a whole, has been instituted or threatened or remains outstanding; or

          (ii) there has been no material adverse change or deterioration in the business, financial or trading position or prospects of the Pet City Group taken as a whole;

     (c) since 28 January 1996, being the date to which the latest audited report and accounts of PETsMART were made up, and unless otherwise publicly announced by PETsMART or agreed by Pet City to have been disclosed by PETsMART, in each case prior to 25 October 1996:

          (i) no litigation, arbitration proceedings, prosecution or other legal

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

               proceedings to which any member of the PETsMART Group is a party (whether as plaintiff or defendant or otherwise), in each case which is material and adverse in the context of the PETsMART Group taken as a whole, has been instituted or threatened or remains outstanding; or

          (ii) there has been no material adverse change or deterioration in the business, financial or trading position or prospects of the PETsMART Group taken as a whole;

     (d) Pet City has not discovered regarding the PETsMART Group and PETsMART has not discovered regarding the Pet City Group:

          (i) any financial, business or other information which has been publicly disclosed at any time by either Pet City or PETsMART (as the case may be) that is misleading or contains misrepresentations of fact or omits to state a fact necessary to make the information contained therein not misleading, and which in any such case is material in the context of the Pet City Group or the PETsMART Group, in each case taken as a whole, respectively; or

          (ii) that any member of the PETsMART Group or the Pet City Group (as the case may be) is subject to any liability (contingent or otherwise) which has not been disclosed or reflected in the last published audited consolidated accounts of the relevant group or otherwise publicly disclosed prior to 25 October 1996 and which is material in the context of the group (in each case taken as a whole) of which the member subject to such liability is a party;

     (e) no government or governmental, quasi-governmental, supranational, statutory or regulatory body, or court, in any jurisdiction has instituted, implemented or threatened to take any action, proceeding, suit, investigation or inquiry, or has made, proposed or enacted any statute, regulation or order, or taken any other steps, which would or might:

          (i) make the Merger or Scheme or their respective implementation or the acquisition or proposed acquisition of any shares in, or control of, Pet City by PETsMART void, illegal or unenforceable or otherwise, directly or indirectly, restrain, prohibit, materially restrict or materially delay the implementation or performance thereof or impose additional material conditions or obligations with respect thereto, or otherwise challenge or interfere therewith;

          (ii) require the divestiture by any member of the Pet City Group or (in connection with the Scheme) any member of the PETsMART Group of all or any material portion of their respective businesses, assets or property, or impose any material limitation on the ability of any of them to conduct their respective businesses or own their assets or property and which in any such case is material in the context of the Pet City Group or the PETsMART Group (in each case taken as a whole), being the group on which such requirement or imposition is made, as the case maybe; or

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          (iii) otherwise affect the business, financial or trading position or prospects of the PETsMART Group or the Pet City Group, in each case taken as a whole, in a manner which is material and adverse;

     (f) all necessary filings in any jurisdiction have been made, all regulatory and statutory obligations in any jurisdiction have been complied with, all necessary waiting periods under any applicable legislation or regulations of any jurisdiction have expired, lapsed or terminated, in each case in respect of the Merger and the implementation of the Scheme and the acquisition or proposed acquisition of any shares in, or control of, Pet City by PETsMART and all authorizations, orders, recognitions, grants, consents, licenses, confirmations, clearances, permissions and approvals necessary in any jurisdiction for or in respect of the Merger and the implementation of the Scheme or the acquisition or proposed acquisition of any shares in, or control of, Pet City by PETsMART have been obtained in terms and in a form satisfactory to PETsMART from appropriate governments, governmental, quasi-governmental, supranational, statutory or regulatory bodies or courts and all such authorisations, orders, recognitions, grants, consents, licenses, confirmations, clearances, permissions and approvals, together with all such authorisations, orders, recognitions, grants, licenses, confirmations, permissions and approvals necessary for Pet City to carry on its business, remain in full force and effect and all filings necessary for such purpose have been made and there has been no notice or intimation of any intention to revoke or not to renew the same and all necessary statutory or regulatory obligations in all relevant jurisdictions have been complied with;

     (g) save as Pet City and PETsMART have agreed as being disclosed to PETsMART prior to 25 October 1996, there is no provision of any agreement or instrument to which any member of the Pet City Group is a party (which is material in the context of the Pet City Group taken as a whole) and which, in consequence of the Merger or the Scheme or the acquisition or proposed acquisition of any shares in or control of Pet City by PETsMART, could or might (to an extent which is material in the context of the Pet City Group taken as a whole) result in:

          (i) any monies borrowed by or indebtedness of any member of the Pet City Group being or becoming repayable or being capable of being declared repayable immediately or prior to their stated maturity, or the ability of any member of the Pet City Group to borrow or incur indebtedness of a material amount being withdrawn or prohibited;

          (ii) the creation of any liabilities or any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the Pet City Group or any such security (whenever arising or having arisen) becoming enforceable;

          (iii) any such agreement or instrument being terminated or materially and adversely modified or any action being taken pursuant to such agreement or instrument materially adverse to the Pet City Group;

          (iv) any interests or assets of any member of the Pet City Group being or falling to be disposed of or charged other than in the ordinary course of business;

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

          (v) any interests or assets or business of any member of the Pet City Group in or with any firm or body or person or any arrangements relating to such interest or business being terminated or modified or materially and adversely affected; or

          (vi) Pet City Ltd ceasing to be able to carry on business under the name Pet City,

          and no event has occurred which, under any such agreement or instrument could result in any of the events or circumstances referred to in paragraphs (i) to (vi) above;

     (h) save as Pet City and PETsMART have agreed as being disclosed to PETsMART prior to 25 October 1996, or as publicly announced by Pet City prior to 25 October 1996, or as required by the Scheme, or disclosed in the annual report and accounts of Pet City for the 52 weeks ended 27 July 1996, Pet City shall not have:

          (i) issued or authorised or proposed the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save for any Pet City Shares unconditionally issued upon or pursuant to the exercise of options granted prior to 25 October 1996 under the Pet City Share Option Schemes) or redeemed, purchased or reduced any part of its share capital;

          (ii) recommended, declared, paid, made or proposed to declare, pay or make any bonus, dividend or distribution;

          (iii) merged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (other than in the ordinary course of business) which is material to the Pet City Group taken as a whole (including shares and trade investments) or made any change in its share or loan capital authorised or proposed or announced any intention to propose any merger, demerger, acquisition, disposal, transfer, mortgage, charge, security interest or charge as aforesaid;

          (iv) issued or proposed the issue of any debentures, or incurred or increased any indebtedness (except under lines of credit existing on 25 October 1996) or contingent liability of an aggregate amount which is material in the context of the Pet City Group taken as a whole;

          (v) entered into any contract or commitment (whether in respect of capital expenditure or otherwise) which is of a long-term or unusual nature and involves an aggregate commitment of more than L50,000 or which is material in the context of the Pet City Group taken as a whole;

          (vi) entered into any contract, reconstruction, amalgamation, transaction or arrangement otherwise than in the ordinary course of business which is material in the context of the Pet City Group taken as a whole;

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          (vii)  entered into any contract or commitment whereby any member of the Pet City Group guarantees the payment or performance of any obligations of any person other than a member of the Pet City Group which involves an aggregate commitment of more than L25,000;

          (viii) entered into any contract or commitment restricting in any material respect the ability of any member of the Pet City Group to compete in any area or in any line of business, with any other person;

          (ix) entered into an agreement or commitment or passed any resolution with respect to any of the transactions or events referred to in this paragraph;

          (x) passed any resolution in general meeting to sanction, approve or implement any such issue, merger, acquisition, disposal, change, transaction, contract or commitment as is referred to in this paragraph;

          (xi) taken any corporate action or had any order made for its winding-up or dissolution or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or a material part of its assets and revenues; or

          (xii) entered into or varied the terms of any service agreement with any of the Directors or senior executives of any member of the Pet City Group;

     (i) save as Pet City and PETsMART have agreed as being disclosed to Pet City prior to 25 October 1996 or as publicly announced by PETsMART prior to 25 October 1996 or in connection with the Merger, PETsMART shall not have:

          (i) recommended, declared, paid or made or proposed to declare, pay or make any bonus, dividend or distribution (including any rights offering) to stockholders of PETsMART;

          (ii) made or proposed to make any sub-division of outstanding shares (e.g. by way of a stock split), or any issue of warrants or other securities convertible into or exchangeable for shares;

          (iii) made or proposed to make any share re-purchases or redemptions that would prevent the Merger from being treated as a pooling of interests for accounting purposes; or

          (iv)  authorised, or proposed or announced its intention to propose:

                (a) any merger or consolidation or series of related mergers or consolidations which whether alone or taken together are material in the context of the PETsMART Group as a whole and which (X) would require the approval of the stock-holders of PETsMART or (Y) involve(s) cash consideration in excess of $200 million;

                (b) any amendment to its Certificate of Incorporation or Bylaws;

                (c) any one or more related acquisition(s) or related disposal(s) of

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

                     assets which alone or taken together is or are material in the context of the PETsMART Group as a whole and which (X) would require the approval of the stockholders of PETsMART or (Y) involve(s) whether alone or taken together assets to a value of more than 20 per cent of the assets of the Pet City Group; or

                (d) any issuance of shares or other securities which would require the approval of the stockholders of PETsMART;

     (j) the Consideration Common Stock has been approved for listing upon notice of issuance on the Nasdaq National Market;

     (k) each affiliate of Pet City (as such term is defined by the United States Securities and Exchange Commission) has executed and delivered to PETsMART an Affiliate Agreement in the form previously agreed upon by Pet City and PETsMART; and

     (l)  the Board of the Inland Revenue has given the Tax Clearances.

(3) PETsMART reserves the right, in its absolute discretion, to waive all or any of the conditions 2(b), 2(e), 2(f), 2(g), 2(h), and 2(k) and all or any of condition 2(d) insofar as it relates to Pet City or the Pet City Group (in each case in whole or in part) and Pet City reserves the right, in its absolute discretion, to waive all or any of the conditions 2(c) and 2(i) and all or any of condition 2(d) (in each case in whole or in part) insofar as it relates to PETsMART or the PETsMART Group. Conditions 2(a) and 2(l) may be waived only with the prior consent of both PETsMART and Pet City.

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